                  Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934

[ ] Filed by the Registrant

[X] Filed by a Party other than the Registrant

Check the appropriate box:

[ ] Preliminary Proxy Statement

[X} Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to 240.-14a-11(c) or 240.14a-12

                                  FCNB CORP
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                  FCNB CORP
                  (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[ ] $500 per each  party to the  controversy  pursuant  to  Exchange  Act Rule
    14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

    ---------------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:

    ---------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

     ---------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:

    ---------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

    ---------------------------------------------------------------------------

(2) Form, Schedule or Registration Statement No.:

    ---------------------------------------------------------------------------

(3) Filing Party:

    ---------------------------------------------------------------------------

(4) Date Filed:

    ---------------------------------------------------------------------------


------------

(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                                    [LOGO]

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD APRIL 16, 1996

   Notice is hereby given that the Annual Meeting of Stockholders of FCNB Corp (the "Company") will be held at 7200 FCNB Court, Frederick, Maryland 21703 on Tuesday, April 16, 1996 at 7:00 p.m. for the following purposes:

   1. To elect five directors of the Company to hold office until the expiration of their terms or until their respective successors have been duly elected and qualified.

   2. To transact such other business as may properly come before the meeting or any adjournment thereof.

   February 2, 1996 was fixed by the Board of Directors as the record date for determining stockholders entitled to receive notice of and to vote at the Annual Meeting. A plurality of votes cast by the stockholders of the Company's outstanding Common Stock represented in person or by proxy at the Annual Meeting is necessary to elect the directors.


                                   BY ORDER OF THE BOARD OF DIRECTORS


                                   /s/Helen G. Hahn
                                   -------------------------------
Frederick, Maryland                Helen G. Hahn
March 21, 1996                     Vice President and Secretary


   You are urged to complete, sign, date and return the enclosed proxy promptly. If you attend the Annual Meeting and decide that you wish to vote in person, you may revoke your proxy at any time prior to its use.

                               PROXY STATEMENT


   This Proxy Statement is furnished to stockholders of FCNB Corp, a Maryland corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the Annual Meeting of Stockholders to be held on Tuesday, April 16, 1996 at 7:00 p.m., local time, at the Company's headquarters, located at 7200 FCNB Court, Frederick, Maryland 21703, and at any adjournment or postponement thereof. The Company is a two-bank holding company for its wholly-owned bank subsidiaries FCNB Bank, Frederick, Maryland and Elkridge Bank, Elkridge, Maryland, (collectively, the "Banks"). This proxy material is being mailed to stockholders on or about March 21, 1996. The Company's mailing address is P.O. Box 240, Frederick, Maryland 21705-0240.


                              PROXIES AND VOTING

   Stockholders of record at the close of business on February 2, 1996 are entitled to notice of and to vote at the Annual Meeting. At that date there were outstanding and entitled to vote 5,390,779 shares of Common Stock which were held by approximately 2,629 holders of record. Each share is entitled to one vote on all matters.

   The cost of solicitation of proxies will be borne by the Company. The solicitation of proxies generally will be by mail and by directors, officers, and employees of the Company or its subsidiaries, without additional compensation to them. In some instances solicitation may be made by telephone, the costs of which will be borne by the Company. The Company may also reimburse brokers, custodians, nominees, and other fiduciaries for reasonable out-of-pocket and clerical expenses for forwarding proxy materials to their principals.

   All shares entitled to vote and represented by a properly executed and unrevoked proxy received in time for the Annual Meeting will be voted at the Annual Meeting in accordance with the instructions given thereon. In the absence of instructions to the contrary, such shares will be voted FOR the election of the designated nominees for directors. Persons appointed as proxies will also be entitled to vote in their discretion on other matters that may properly come before the Annual Meeting and any adjournment or postponement thereof.

   Any proxy given by a stockholder may be revoked by the holder at any time before it is voted at the Annual Meeting by (i) attending the Annual Meeting and voting in person, (ii) filing a written notice of revocation with the Secretary of the Company prior to the Annual Meeting, or (iii) duly executing a proxy bearing a later date and delivering same to the Secretary of the Company prior to the exercise of the proxy. Written notices of revocation of a proxy should be addressed to Helen G. Hahn, Vice President and Secretary, FCNB Corp, P.O. Box 240, Frederick, Maryland 21705-0240.

   The holders of a majority of the outstanding shares of the Company's Common Stock present in person or by proxy will constitute a quorum for the transaction of business at the Annual Meeting. In the event that less than a majority of the outstanding shares are present at the Annual Meeting, either in person or by proxy, a majority of the shares so represented may vote to adjourn the Annual Meeting from time to time without further notice. Directors receiving a plurality of votes cast will be elected in the order of the number of votes received. The inspectors of election appointed for the meeting will determine the existence of a quorum and will tabulate the votes cast at the Annual Meeting. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted for a vote of stockholders. If a broker indicates on the proxy that he or she does not have discretionary authority to vote on a particular matter as to certain shares, those shares will be counted for general quorum purposes but will not be considered as present and entitled to vote with respect to that matter.

                              VOTING SECURITIES

   All voting rights are vested exclusively in the holders of the Common Stock of the Company. Each stockholder is entitled to one vote for each share of Common Stock owned on all matters brought to a vote of the stockholders. The Company had 5,390,779 shares of Common Stock outstanding on the February 2, 1996 record date selected for the Annual Meeting. The Company has no other class of equity securities outstanding.

   Persons and groups beneficially owning in excess of 5% of the Common Stock are required to file certain reports disclosing such ownership pursuant to the Securities Exchange Act of 1934, as amended (hereinafter called the "Exchange Act"). The following table sets forth, as of February 2, 1996, certain information as to the shares of Common Stock beneficially owned by certain officers of the Company who are not also directors of the Company, and all officers and directors of the Company as a group. Management knows of no persons who beneficially owned more than 5% of the outstanding shares of Common Stock at February 2, 1996.

                                           AMOUNT AND NATURE
           NAME AND ADDRESS                  OF BENEFICIAL        PERCENTAGE
         OF BENEFICIAL OWNER                  OWNERSHIP(1)         OF CLASS
-------------------------------------  ------------------------- ------------
Martin S. Lapera ....................   20,563 (2)                0.38%
Mark A. Severson ....................    8,745 (3)                0.16
Charles E. Weller ...................   13,974 (4)                0.26
All Officers and Directors as a
Group (19 persons)...................  629,087 (5)               11.56

---------------

(1) Unless otherwise indicated, all shares are owned directly by the named individuals or by the individuals indirectly through a trust, corporation or association, or by the individuals or their spouses as custodians or trustees for the shares of minor children. Except as otherwise indicated, the named individuals exercise sole voting and investment power over such shares.

(2) Mr. Lapera is executive vice president of the Company and is executive vice president, chief operating officer and chief lending officer for FCNB Bank. The shares attributed to Mr. Lapera include 15,257 shares as to which Mr. Lapera shares voting and investment power with his wife. Also, included in the total shares owned are options, currently exercisable, to purchase 4,989 shares of the Company's Common Stock. In addition, Mr. Lapera will also receive 999 shares of restricted stock when the underlying stock options are exercised, which shares are not reflected in the table.

(3) Mr. Severson is senior vice president and treasurer of the Company and is senior vice president and chief financial officer of FCNB Bank. The shares attributed to Mr. Severson include 1,774 shares as to which Mr. Severson shares voting and investment power with his wife. Also, included in the total shares owned are options, currently exercisable, to purchase 5,362 shares of the Company's Common Stock. In addition, Mr. Severson will also receive 1,072 shares of restricted stock when the underlying stock options are exercised, which shares are not reflected in the table.

(4) Mr. Weller is senior vice president of the Company and is president of Elkridge Bank. The shares attributed to Mr. Weller include 432 shares owned by Mr. Weller's wife, as to which Mr. Weller disclaims beneficial ownership. Also, included in the total shares owned are options, currently exercisable, to purchase 13,039 shares of the Company's Common Stock.

(5) Includes an aggregate of 52,410 shares which may currently be acquired by certain of such executive officers upon the exercise of stock options. In addition, such officers will also receive an aggregate of 7,876 shares of restricted stock when the underlying stock options are exercised, which shares are not reflected in the table. The restricted stock to be received is based on the formula of one (1) restricted share for every five (5) shares of Common Stock purchased pursuant to the exercise of stock options. The restriction period is for three (3) years from the date of receipt, and if the shares purchased pursuant to the exercise of stock options are sold within this time period, a pro rata percentage of the restricted shares are forfeited and must be returned to the Company.

                            ELECTION OF DIRECTORS

   The Board of Directors has set the number of directors that constitute the Board of Directors at fourteen. The Articles of Incorporation of the Company provide that the directors shall be classified with respect to the time for which they severally hold office into three classes. Each year all of the directors in one class are elected to serve for a term of three years. The stockholders will vote at this Annual Meeting for the election of one director for a one-year term expiring at the Annual Meeting of Stockholders in 1997 and for four directors for a three-year term expiring at the Annual Meeting of Stockholders in 1999, or at such time as their respective successors have been elected and qualified.

   Unless otherwise directed in the enclosed form of proxy, the persons named in such proxy intend to vote FOR the election of the following nominees to serve as directors for a one-year or a three-year period, as applicable, or until their respective successors have been duly elected and have qualified. In the event that any nominee is unable to serve, the persons named in the proxy will vote for such substitute nominee or nominees as the Board of Directors, in their discretion, shall determine. At this time, the Board knows of no reason why any nominee might be unavailable to serve. Messrs. Hewitt and Weinberg are new nominees, while Ms. Remsberg and Messrs. Grove and Rice are currently serving as directors of the 1996 class of directors. Mr. Hewitt has been elected to the Board of Directors, by action of the Board of Directors, in accordance with the provisions of the Company's merger agreement with Laurel Bancorp, Inc. ("Laurel"), which was consummated on January 26, 1996. In accordance with the Company's bylaws, Mr. Hewitt is being submitted for election by the stockholders at the Annual Meeting for a term to expire in 1997 (Class 1997). Ms. Remsberg and Messrs. Grove, Rice and Weinberg have been nominated by the Board of Directors to serve for a three-year term to expire in 1999 (Class 1999). Mr. Weinberg was elected to the Board of Directors, by action of the Board of Directors, in January 1996, to fill a vacancy in the Class of 1996.

   The following table sets forth as to each nominee and director continuing in office, his or her name, age, the year he or she first became a director of the Company and the number of shares of Common Stock beneficially owned at February 2, 1996.

                                                         SHARES OF
                                                       COMMON STOCK
                                                       BENEFICIALLY
                                YEAR FIRST     YEAR      OWNED AT     PERCENT
                                  ELECTED      TERM     FEBRUARY 2,      OF
         NAME           AGE(1)   DIRECTOR    EXPIRES     1996 (2)      CLASS
----------------------  ------ ------------ --------- -------------- ---------
                                BOARD NOMINEES
Frank L. Hewitt, III .  54     1996 (3)     1997      122,271 (3)    2.27%
Bernard L.Grove, Jr. .  62     1988         1999       10,771 (4)    0.20
Ramona C. Remsberg ...  67     1987         1999       48,000 (5)    0.89
Kenneth W. Rice.......  52     1988         1999        8,781        0.16
Rand D. Weinberg......  39     1996 (6)     1999        1,000        0.02

                        DIRECTORS CONTINUING IN OFFICE
Nevin S. Baker........  73     1986         1997       59,203 (7)    1.10
George B. Callan, Jr..  64     1986         1997       10,159        0.19
Clyde C. Crum.........  60     1986         1997       38,059 (8)    0.71
DeWalt J. Willard, Jr.  64     1986         1997       30,103        0.56
Miles M. Circo........  49     1986         1998          928        0.02
James S. Grimes.......  56     1989         1998        4,906        0.09
Gail T. Guyton........  55     1986         1998       57,001 (9)    1.06
A. Patrick Linton ....  46     1991         1998       59,171(10)    1.09
Jacob R. Ramsburg, Jr.  59     1986         1998       90,681(11)    1.68

-------------

(1)  At February 2, 1996.


                                        3

(2) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock if he or she has sole or shared voting and/or investment power with respect to such security. The table includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership, over which shares the persons named in the table possess voting and investment power. Except as otherwise noted, each person has sole voting and investment power with respect to all shares beneficially owned.

(3) Mr. Hewitt was elected to the Board of Directors as a member of the Class of 1997 in connection with the Company's acquisition of Laurel. The shares attributed to Mr. Hewitt include 28,153 shares as to which he shares voting and investment power with his wife, 13,920 shares owned by Mr. Hewitt's children, as to which he has voting and investment power, 2,000 shares held in trust as to which he has shared voting and investment power and 1,000 shares owned by Mr. Hewitt's wife as to which Mr. Hewitt disclaims beneficial ownership.

(4) The shares attributed to Mr. Grove include 6,459 shares as to which Mr. Grove shares voting and investment power with his wife.

(5) The shares attributed to Ms. Remsberg include 2,100 shares held in trust as to which she has shared voting and investment power.

(6) Mr. Weinberg was elected to the Board of Directors to fill a vacancy in the Class of 1999.

(7) The shares attributed to Mr. Baker include 37,878 shares held in trust as to which he has shared voting and investment power.

(8) The shares attributed to Mr. Crum include 4,893 shares owned by Mr. Crum's wife, as to which Mr. Crum disclaims beneficial ownership.

(9) The shares attributed to Mr. Guyton include 2,364 shares owned by Mr. Guyton's wife, as to which Mr. Guyton disclaims beneficial ownership and 3,645 shares held in trust by a corporation controlled by Mr. Guyton, as to which he has shared voting and investment power.

(10) The shares attributed to Mr. Linton include 30,307 shares as to which he shares voting and investment power with his wife and 2,302 shares owned by Mr. Linton's children, as to which he has voting and investment power. Mr. Linton also has options to purchase 28,484 shares, of which 22,187 are presently exercisable and are included in the total shares beneficially owned.

(11) The shares attributed to Mr. Ramsburg include 4,906 shares owned by Mr. Ramsburg's wife, and 4,833 shares owned jointly by Mr. Ramsburg's wife and son, as to which Mr. Ramsburg disclaims beneficial ownership, and 22,766 shares owned by two corporations controlled by Mr. Ramsburg, as to which he holds voting and investment power.


   Set forth below is certain information with respect to the nominees for director and the continuing directors of the Company. Unless otherwise indicated, the principal occupation listed for each person below has been his or her occupation for the past five years.

   FRANK L. HEWITT, III is retired after being president of Laurel and Laurel Federal Savings Bank until the merger of Laurel with and into the Company and the merger of Laurel Federal Savings Bank with and into Elkridge Bank, a wholly-owned subsidiary of the Company, on January 26, 1996.

   BERNARD L. GROVE, JR. is an advisor to Genstar Stone Products, Inc. since January 1996, after having been president since January 1, 1992, and having previously served as executive vice president of that company.

   RAMONA C. REMSBERG is the former vice chairman of the board of both the Bank and of the Company, having retired from the Bank and the Company in September 1993. Mrs. Remsberg served as president of each entity from December 1987 to January 1991.

   KENNETH W. RICE is president of Donald B. Rice Tire Co., Inc., a tire distribution firm.

   RAND D. WEINBERG is a partner with Weinberg & Weinberg, a law firm in Frederick, Maryland.

   MILES M. CIRCO is general manager of Patapsco Designs, Inc., an electronic design and manufacturing firm.

   JAMES S. GRIMES has been Mayor of the City of Frederick, Maryland since 1994 and is president of James S. Grimes, Inc., a full service truck transportation service operation.

   GAIL T. GUYTON, vice chairman of the board of both FCNB Bank, a wholly owned subsidiary of the Company (the "Bank"), and the Company since January 1995, is president of Morgan-Keller, Inc., a commercial/industrial construction firm.

   A. PATRICK LINTON has been president and chief executive officer of the Bank and the Company since January 1991. During 1990, he served as executive vice president of the Company and executive vice president and chief operating officer of the Bank. Mr. Linton has been an executive officer of the Bank since 1982 and of the Company since 1986, with principal responsibilities in the areas of finance and administration.

   JACOB R. RAMSBURG, JR. is president of Frederick Underwriters, Inc., a general insurance agency.

   NEVIN S. BAKER served as chairman of the board of both the Bank and the Company until January 1995, having served as chairman of the board and chief executive officer of each entity from December 1987 to January 1991.

   GEORGE B. CALLAN, JR. has been president of Associates in Management, a company that specializes in historic preservation, museum management and automotive sales, since July 1, 1991. Prior to that time he was president of Callan & Cramer, Inc., an automotive parts distribution firm.

   CLYDE C. CRUM, chairman of the board of both the Bank and the Company since January 1995, is president of Clyde C. Crum and Son, Inc., a dairy farm operation.

   DEWALT J. WILLARD, JR. is president of Ideal Buick-GMC, an automobile dealership.


BOARD AND COMMITTEE MEETINGS

   The Board of Directors of the Company has standing Audit and Compensation committees, but does not have a standing Nominating committee.

   The Audit Committee, comprised of Directors Circo, Ramsburg and Willard, assists the Boards of Directors of the Banks in exercising their fiduciary responsibilities for oversight of audit and related matters, including corporate accounting, internal controls and regulatory compliance. Its duties include: monitoring the Banks' internal controls and procedures; meeting with the internal auditors and reviewing their reports; recommending the selection of independent auditors; reviewing the scope of audits conducted by the independent auditors, as well as the results of their audits; and reviewing policies relating to compliance with applicable banking and other laws.

   The Compensation Committee, comprised of Directors Baker, Grove, and Rice, reviews and recommends to the Board of Directors the overall compensation policy for the Company. The Board of Directors for each Bank follows this policy specifically related to the salaries and other benefits for senior management thereof.

   The Board of Directors of the Company held fifteen meetings during 1995, and the Audit and the Compensation Committees held seven and six meetings, respectively, during 1995. Each of the directors of the Company attended at least 75% of the meetings of the Board of Directors and all committees on which they served during 1995.


COMPENSATION OF DIRECTORS

   During 1995, the directors of the Company did not receive compensation for attending Board of Directors meetings of the Company. All members of the Board of Directors of the Company were also members of the Board of Directors of FCNB Bank and, as such, each non-employee director of FCNB Bank received an annual retainer of $5,000 and a fee of $200 for each bi-weekly Board of Directors and committee meeting attended. Any member of the Board of Directors of the Company who is also on the Board of Directors of Elkridge Bank received committee meeting fees ranging from $250.00 to $350.00 for each meeting attended. Elkridge Bank does not pay an annual retainer fee.

   Beginning in 1996, the directors of the Company will also receive an annual retainer fee of $2,000. Also, any director of the Company who is not also on FCNB Bank's Board of directors will receive a fee of $200 for each monthly meeting attended.

   Directors who agree to defer receipt of at least four years of their annual retainers may participate in an unfunded deferred compensation plan maintained by FCNB Bank. Under this plan, deferred amounts earn interest at the rate of 10% per annum until the director attains age sixty-five, dies or becomes disabled. Upon any such event, the deferred amount plus credited interest thereon will be paid to the participant or his beneficiary over a period of up to ten years, with interest continuing to accrue on the unpaid balance at the rate of 10% per annum.

   The Company paid a total of $94,900 in director and committee fees for the fiscal year ended December 31, 1995.

   Clyde C. Crum received a $25,000 annual fee for his services as Chairman of the Board of both the Company and FCNB Bank, along with the bi-weekly Board of Directors meeting fees. However, he did not receive any committee meeting fees. Effective in January 1996, the annual fee for Mr. Crum was increased to $30,000.

          EXECUTIVE OFFICERS' COMPENSATION AND CERTAIN TRANSACTIONS

COMPENSATION -- OVERVIEW

   Set forth below are summarized tables of all compensation awarded to, earned by, or paid to certain executive officers. It should be noted that no cash compensation was paid to any executive officer of the Company in his or her capacity as such. Each of the executive officers of the Company received compensation from the Banks for services rendered in their capacities as executive officers of the Banks.

   The following table sets forth a comprehensive overview of the compensation for the Company's Chief Executive Officer and the most highly compensated executive officers for the fiscal year just ended. Comparative data is also provided for the previous two fiscal years, in selected categories.

                          SUMMARY COMPENSATION TABLE

                                               ANNUAL COMPENSATION                  LONG-TERM COMPENSATION
                                                                                   ------------------------
   --------------------------------------------------------------------------------------------------------------------------
                                                                                 RESTRICTED       SECURITIES
              NAME AND              FISCAL                                         STOCK          UNDERLYING    ALL OTHER
         PRINCIPAL POSITION          YEAR      SALARY(1)   BONUS                  AWARDS(3)         OPTIONS   COMPENSATION(5)
-----------------------------------  -------- ---------- -------------           -----------     -----------  ---------------
A. Patrick Linton, Director,         1995     $186,352   $66,516 (2)               1,259            6,297        $7,747
 President and Chief Executive       1994      161,321    46,283 (2)               1,154 (4)        5,765 (4)     2,087
 Officer of the Company and FCNB     1993      155,987    55,500                   1,457 (4)        7,284 (4)     2,784
 Bank

Martin S. Lapera,                    1995     $122,091   $30,513 (2)                 497            2,485        $   --
 Executive Vice President of the     1994       93,723    23,013 (2)                 447 (4)        2,232 (4)        --
 Company and Executive Vice          1993       88,569    24,700                     552 (4)        2,757 (4)       308
 President, Chief Operating
 Officer and Chief Lending
 Officer of FCNB Bank

Charles E. Weller,                   1995     $100,836   $12,909 (2)                 370            1,852        $   --
 Senior Vice President of the
 Company and President of
 Elkridge Bank(6)

Mark A. Severson,                    1995     $ 94,677   $19,620 (2)                 298            1,491        $   --
 Senior Vice President and           1994       83,309    15,568 (2)                 278 (4)        1,389 (4)        --
 Treasurer of the Company and        1993       79,948    16,200                     350 (4)        1,745 (4)     2,000 (7)
 Senior Vice President and Chief
 Financial Officer of FCNB Bank

---------
(1) Includes contributions made by the Banks under their 401(k) Profit Sharing Plans. Contributions made by the Banks in 1995, 1994 and 1993, respectively, amounted to $8,977, $6,321 and $7,987 for Mr. Linton, $7,091, $3,723 and $4,569 for Mr. Lapera, and $4,677, $3,309 and $3,948 for Mr.
     Severson. Mr. Weller's contribution for 1995 was $3,036.

(2) During 1994, FCNB Bank changed the method of paying the annual bonuses. There were no cash bonuses paid in 1994, however, annual bonuses accrued as of December 31, 1995 and 1994 were paid in January 1996 and 1995, respectively. Previously, the annual bonuses were paid in the year earned. The annual bonus for Mr. Weller is paid by Elkridge Bank.

(3) The awards of restricted stock received are based on the formula of a grant of one (1) restricted share for every five (5) shares of Common Stock purchased pursuant to the exercise of stock options. The restriction period is for three (3) years from the date of receipt, and if the shares purchased pursuant to the exercise of stock options are sold within this time period, a pro rata percentage of the restricted shares are forfeited and must be returned to the Company. In 1994, Mr. Lapera exercised options resulting in 696 restricted shares outstanding at year end December 31, 1995.

(4) The amounts shown have been adjusted to reflect a three-for-two stock split effected in the form of a 50% stock dividend declared in April 1995.

(5) Includes payments for vacation pay taken in lieu of vacation. Included in the 1995 amount for Mr. Linton are $5,700 of Elkridge Bank directors fees.

(6) Mr. Weller became an executive officer of the Company on March 24, 1995, as a result of the merger of ENB Financial Corporation with and into the Company.

(7)  This amount consists of moving expenses paid for Mr. Severson.

   Stock Option Plan. The following table sets forth as to the executive officers whose compensation is reported in the SUMMARY COMPENSATION TABLE certain information relating to options to purchase Common Stock of the Company granted during fiscal 1995 under the 1992 Employee Stock Option Plan.

                      OPTION GRANTS IN LAST FISCAL YEAR

                                                                              POTENTIAL
                                                                              REALIZABLE
                                                                           VALUE AT ASSUMED
                                                                            ANNUAL RATES OF
                                                                              STOCK PRICE
                                                                           APPRECIATION FOR
                          INDIVIDUAL GRANTS                                  OPTION TERM(5)
-------------------------------------------------------------------- ------=--------------------
                                        % OF TOTAL
                            NUMBER OF     OPTIONS
                            SECURITIES   GRANTED TO    EXERCISE
                            UNDERLYING    EMPLOYEE     OR BASE
                             OPTIONS     IN FISCAL      PRICE     EXPIRATION
       NAME                 GRANTED(#)      YEAR       ($/SHARE)     DATE       5%($)     10%($)
-----------------          ------------ ------------ ----------  ------------ --------- ---------
A. Patrick Linton.........  6,297 (1)    33%          $21.00     12/31/05     $36,534   $80,732
Martin S. Lapera..........  2,485 (2)    13%          $21.00     12/31/05     $14,417   $31,859
Charles E. Weller.........  1,852 (3)    10%          $21.00     12/31/05     $10,745   $23,743
Mark A. Severson..........  1,491 (4)     8%          $21.00     12/31/05     $ 8,650   $19,115

-----------

(1) The options granted to Mr. Linton to purchase 6,297 shares become exercisable on December 31, 1996, and entitle Mr. Linton to receive an aggregate of 1,259 shares of restricted stock when the underlying stock options are exercised. The awards of restricted stock received are based on the formula of one (1) restricted share for every five (5) shares of Common Stock purchased pursuant to the exercise of stock options. The restriction period is for three (3) years from the date of receipt, and if the shares purchased pursuant to the exercise of stock options are sold within this time period, a pro rata percentage of the restricted shares are forfeited and must be returned to the Company.

(2) The options granted to Mr. Lapera to purchase 2,485 shares become exercisable on December 31, 1996, and entitle Mr. Lapera to receive an aggregate of 497 shares of restricted stock when the underlying stock options are exercised.

(3) The options granted to Mr. Weller to purchase 1,852 shares become exercisable on December 31, 1996, and entitle Mr. Weller to receive an aggregate of 370 shares of restricted stock when the underlying stock options are exercised.

(4) The options granted to Mr. Severson to purchase 1,491 shares become exercisable on December 31, 1996, and entitle Mr. Severson to receive an aggregate of 298 shares of restricted stock when the underlying stock options are exercised.

(5) The assumed annual rates of appreciation in the table are shown for illustrative purposes only pursuant to applicable SEC requirements. Actual values realized on stock options are dependent on actual future performance of the Company's stock, among other factors. Accordingly, the amounts shown may not necessarily be realized. Does not include the value of restricted stock awards in conjunction with the grant of options.

   The table set forth below presents the amount and potential value of options held by each named executive at the end of fiscal 1995.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND FY-END OPTION VALUES

                                                                                      VALUE OF
                                                                                     UNEXERCISED
                                                                                     IN-THE-MONEY
                                                          NUMBER OF SECURITIES          OPTIONS
                                    SHARES               UNDERLYING UNEXERCISED       AT FY-END($)
                                  ACQUIRED      VALUE      OPTIONS AT FY-END(#)       EXERCISABLE/
       NAME                     ON EXERCISE   REALIZED   EXERCISABLE/UNEXERCISABLE  UNEXERCISABLE(1)
-----------------               ------------- --------   -------------------------  ----------------
A. Patrick Linton...........    --            --          22,187/6,297               $133,737/--
Martin S. Lapera............    --            --           4,989/2,485               $17,745/--
Charles E. Weller...........    --            --          13,039/1,852               $208,741/--
Mark A. Severson............    --            --           5,362/1,491               $32,403/--

--------------
(1) Does not include the value of restricted stock awards in conjunction with the grant of options.

   Profit Sharing Plan. The Company has a Section 401 (k) profit sharing plan (the "Plan") covering employees meeting certain eligibility requirements as to minimum age and years of service. Employees may make voluntary contributions to the Plan through payroll deductions on either a pre-tax or after-tax basis. The Company makes contributions to the Plan in its discretion, based on a percentage of each Bank's earnings. The Company's contributions are subject to a vesting period based upon the completion of five years of service with the Company, at which time they are fully vested. A participant's account under the Plan, together with investment earnings thereon, is normally distributable, following retirement, death, disability or other termination of employment, in a single lump-sum payment.

   The Company's annual contribution to the Plan totaled $241,000 in 1995, including an aggregate of $23,781 of contributions for the executive officers named in the SUMMARY COMPENSATION TABLE.

   Executive Compensation Plan. FCNB Bank maintains an Executive Compensation Plan which is intended to provide supplemental retirement benefits to executive officers designated by the Compensation Committee of FCNB Bank's Board of Directors. Under this plan, an amount determined by the Committee will be paid to a participant annually (in twelve monthly payments) for up to ten years commencing upon the earliest of (a) his or her attaining sixty-five years of age (or such later date as the participant and the Bank agree), (b) his or her death or (c) his or her disability. The payments will be made to a participant or his or her beneficiaries from the general funds of the Bank. Periodically, the Compensation Committee will approve a change to the amount of annual benefits payable under the Executive Compensation Plan. Under the plan, the current annual benefits at normal retirement age established by the Compensation Committee for Messrs. Linton, and Lapera are $20,000 and $10,000, respectively. Messrs. Severson and Weller have no benefits under this plan.

COMPENSATION COMMITTEE REPORT

   The Compensation Committee of the Company is composed of three outside directors, Messrs. Nevin S. Baker, Bernard L. Grove, Jr. and Kenneth W. Rice. Mr. Baker is a former employee of the Company, whereas neither of the remaining committee members has ever been an employee of the Company or any of its subsidiaries. The Committee makes recommendations to the full Board of Directors regarding the adoption, extension, amendment and termination of the Company's compensation plans. In conjunction with the Company's Chairman and President/Chief Executive Officer ("CEO"), it reviews the performance of senior management, recommends annual salary revisions and administers the Company's compensation plans.

   The Committee is guided by the following executive compensation philosophy of the Company:

      1. Enable the Company to attract and retain superior management by providing a very competitive total compensation package.

      2. Align the interests of stockholders and management by providing stock options as a portion of the executive's total compensation package.

      3. Base a portion of the executive's total  compensation  package upon the
   attainment  of  defined   performance  goals  that  support  the  growth  and
   appreciation of the Company's value over time.

      4. Balance objectives of short-term performance and long-term growth and appreciation of the Company through a combination of an annual incentive compensation program using annual cash bonuses, and the stock option plan that rewards the executives through long-term growth and appreciation of the Company.

   Executive compensation consists primarily of three components: Base Salary, Annual Bonus, and Stock Options.

BASE SALARY

   The Company's policy is to set base salaries for each executive officer position, including that of the CEO, in a range commensurate for equivalent banking jobs in the Mid-atlantic region. The Company utilizes outside consultants to monitor the Company's competitive compensation status. The base salaries of executive officers are set by the Board of Directors based upon the Compensation Committee's recommendations.

   Executive officers, other than the CEO, are reviewed annually by their superiors while the CEO is reviewed by the Compensation Committee and the Executive Committee of the Board of Directors of the Company. Salary adjustments for executive officers are determined by the quality of their individual performances and the relationship of their salary to their established salary range.

   Adjustments to the base salary of the CEO are governed by the same factors as other executive officers, but also specifically take into account the Company's current financial performance as measured by earnings, asset growth, and overall financial soundness. The Committee also considers the CEO's leadership in setting high standards for financial performance, motivating his management colleagues, and representing the Company and its values to internal and external communities.

ANNUAL BONUS

   The Company has an Employee Performance Bonus Plan (the "Bonus Plan").

   Annual bonuses are accrued as of the end of the fiscal year and are paid in January. The Company's Bonus Plan has several components related to the Company's performance. For 1995, these components consisted of the Company achieving pre-determined levels of earnings, appreciation in stockholder value and asset growth. The CEO's annual cash bonus is strictly related to the Company's performance goals. The other named executive officers have divisional performance goals and/or in addition to the Banks' performance goals. Goals for each component of the Bonus Plan are approved by the Compensation Committee at the beginning of each year. Annual cash bonuses tied to Bank performance goals and/or the Company's performance goals are evaluated on a point system. Each component is given points for equalling or exceeding the predetermined base. Target goals are determined that exceed the threshold level, as well as maximum goals. For each specific component, if the threshold level is not achieved, no bonus is awarded for that component. The maximum potential annual bonus award for the four named executive officers is 25% to 37.5% of base salary, depending on the executive's position.

   In 1995, the Company substantially exceeded its target performance goals. Based on these results, the CEO was awarded a bonus of $66,516 which constituted 37.5% of his 1995 base salary. This annual bonus amount was accrued as of December 31, 1995 and paid in January 1996. The Committee also considered the performance of the Company's Common Stock and the CEO's role in promoting the long-term strategic growth of the Company.

   For the other named executive officers, divisional bank performance goals were substantially met in addition to exceeding the target corporate bank performance goals.

   As of December 31, 1995, the total accrued annual bonus for the four named executive officers in the Bonus Plan was $129,558, which was paid in January 1996.

STOCK OPTIONS

   The Company maintains a 1992 Stock Option Plan currently covering 413,438 shares of the Company's Common Stock. This Stock Option Plan provides for grants by the Compensation Committee of non-qualified stock options, as well as incentive stock options, thus tying a portion of the executive's compensation directly to the performance of the Company's stock price. The exercise price of the option to purchase stock under the plan may not be less than 100% of the fair market value of the Company's stock on the date of grant. Stock options become exercisable one year from the date of the grant and expire five and ten years from the date of the grant. Stock options for the four named executive officers typically are granted each year for a number of shares, the aggregate market value of these shares on the date of grant being in a range of 35% to 75% of the executive officer's base salary. The Stock Option Plan also provides that the Company will grant one (1) share of restricted stock for every five (5) shares of Common Stock purchased pursuant to the exercise of options under the plan. The Common Stock purchased pursuant to the exercise of such options must be held for a period of three years before the restricted stock granted by the Company will fully vest to the recipient thereof. Stock options must be exercised in the sequence in which they were granted.

   In 1995, the CEO received options to purchase 6,297 shares with an exercise price of $21.00 per share. The CEO now owns 36,984 shares of the Company's Common Stock and holds options to purchase an additional 28,484 shares, of which 22,187 shares are presently exercisable. In 1995, the other named executive officers received options to purchase an aggregate of 5,828 shares of the Company's Common Stock with an exercise price of $21.00 per share. The Compensation Committee believes that significant equity interests in the Company held by the Company's management align the interests of stockholders and management.

   Stock options are designed to align the interests of executives with those of the stockholders. This approach is designed to incentivize the creation of stockholder value over the long term since the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over a number of years.

CONCLUSION

   Through the programs described above, a moderate portion of the Company's executive compensation is linked directly to individual and corporate performance and stock price appreciation. In the case of the CEO, approximately 26% of his total 1995 compensation, including the accrued annual bonus as of December 31, 1995, consisted of performance-based variable elements. The Compensation Committee intends to continue the policy of linking executive compensation to corporate performance and returns to stockholders, recognizing that ups and downs of the business cycle from time to time may result in an imbalance for a particular period.

   This report has been prepared by the Compensation Committee of the Bank.

   Nevin S. Baker            Bernard L. Grove, Jr.            Kenneth W. Rice

PERFORMANCE GRAPH


   Set forth below is a line graph comparing the yearly percentage change in cumulative total stockholder return on the Company's Common Stock from January 1, 1991 to December 31, 1995. The Company's yearly percentage change in cumulative total stockholder return as shown below is compared to the NASDAQ Market Index and the published Industry Peer Group Index consisting of 155 middle Atlantic banks published by Media General Financial Services.

                        COMPARISON OF 5YR TOTAL RETURN
                      FCNB, PEER INDEX, AND NASDAQ INDEX

 #############################################################################

                                IMAGE OMITTED
 (SEE NARRATIVE DESCRIPTION BELOW OR IN "APPENDIX FOR GRAPHICS AND IMAGES".)
 PICKUP: "P1"
 =============================================================================

               12/31/90       12/31/91       12/31/92       12/31/93       12/31/94       12/31/95
FCNB           $100.00         99.30          104.47         138.65         188.26         199.26
PEER GROUP     $100.00        133.08          166.65         207.03         196.56         298.47
NASDAQ, INC.   $100.00        160.56          186.87         214.51         209.69         296.30


 =============================================================================
 #############################################################################


Notes: 1. Total return assumes reinvestment of dividends.


       2. Fiscal Year Ending December 31.

       3. Return based on $100 dollars invested on January 1, 1991 in FCNB Corp Common Stock, an index for NASDAQ Stock Market (U.S. Companies), and Bank peer group.

TRANSACTIONS WITH DIRECTORS, EXECUTIVE OFFICERS, AND ASSOCIATES

   During the past year the Banks have had, and expect to have in the future, banking transactions in the ordinary course of business with its directors and officers as well as with their associates. These transactions have been made on substantially the same terms, including interest rates, collateral, and repayment terms, as those prevailing at the same time for comparable transactions with unaffiliated parties. The extensions of credit by the Banks to these persons have not and do not currently involve more than the normal risk of collectibility or present other unfavorable features. At December 31, 1995, loans to directors and officers and their respective associates, including loans guaranteed by such persons, aggregated $8.8 million, which represented approximately 18.2% of the consolidated stockholders' equity.

   Gail T. Guyton, a director of the Company, is president and a principal stockholder of Morgan-Keller, Inc., a construction firm which is serving as construction manager in connection with the development of the Company's new headquarters project. During 1995, the Company paid Morgan-Keller, Inc. a total of $6.8 million in construction payments, which included $6.6 million for the Company's headquarter's project and $227,000 related to various other construction projects. Morgan-Keller, Inc. will receive approximately $400,000 in fees for serving as the construction manager for the headquarter's project.

   Jacob R. Ramsburg, Jr., a director of the Company and the Bank, is president and a principal stockholder of Frederick Underwriters, Inc., a general insurance agency which received $88,600 in premiums during 1995 in connection with the Bank's purchase of certain types of insurance coverage.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

   Martin S. Lapera and Jacob R. Ramsburg, Jr. failed to file reports required by Section 16(a) of the Exchange Act on a timely basis during 1995. Both of these individuals filed one report late, that included one transaction each.

                        INDEPENDENT PUBLIC ACCOUNTANTS

   The Board of Directors of the Company has selected Keller Bruner and Company, L.L.C., independent public accountants, to audit the Company's financial statements for the year ending December 31, 1996. The Company has been advised by Keller Bruner and Company, L.L.C. that neither that firm nor any of its associates has any relationship with the Company or the Bank, other than the usual relationship that exists between independent public accountants and clients. That firm audited the Company's financial statements for 1995. Representatives of Keller Bruner and Company, L.L.C. are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions.

                                OTHER MATTERS

STOCKHOLDER PROPOSALS

   All stockholder proposals intended to be presented at the 1997 Annual Meeting of Stockholders must be received by the Company at the Company's principal office in writing not later than November 21, 1996 for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934. The Company must receive written notice of any stockholder proposal or nomination to be acted upon at the next annual meeting, for which inclusion in the Company's proxy materials is not sought, not less than 30 days nor more than 60 days prior to the 1997 Annual Meeting of Stockholders, which will be held on or about April 16, 1997.

OTHER BUSINESS

   The Board of Directors of the Company knows of no matters to be presented for action at the meeting other than those mentioned above; however, if any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote on such other matters in accordance with their best judgment.

FINANCIAL STATEMENTS

   The Company's Annual Report to Stockholders, including financial statements, has been mailed to all stockholders of record as of the close of business on February 2, 1996. Any stockholder who has not received a copy of such Annual Report may obtain a copy by writing to the Secretary of the Company. Such Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated herein by reference.

FORM 10-K

   Upon receipt of a written request, the Company will deliver, without charge, to any stockholder of record entitled to vote at the Annual Meeting or to any beneficial owner of Common Stock, a copy of the Company's annual report on Form 10-K for the fiscal year ended December31, 1995 required to be filed with the Securities and Exchange Commission under the Exchange Act. Such written requests should be directed to Mark A. Severson, Senior Vice President and Treasurer, FCNB Corp, 7200 FCNB Court, P.O. Box 240, Frederick, Maryland 21705-0240.


                              BY ORDER OF THE BOARD OF DIRECTORS

                              [sig]
                              Helen G. Hahn
                              Vice President and Secretary


Frederick, Maryland
March 21, 1996